UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________________

FORM 8-K
________________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES
EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 20, 2013

Ruby Tuesday, Inc.
(Exact Name of Registrant as Specified in Charter)

Georgia	1-12454	63-0475239
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 West Church Avenue
Maryville, Tennessee 37801
(Address of Principal Executive Offices)

(865) 379-5700
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions  (See General Instructions A.2.below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 4, 2013, Ruby Tuesday, Inc. (the “Company”) announced the departure of Robert F. LeBoeuf, the Company’s former Chief People Officer.

In connection with his departure, the Company entered into a separation agreement with Mr. LeBoeuf on November 20, 2013 (the “Separation Agreement”).  The Company has agreed that Mr. LeBoeuf will (i) receive a payment in the amount of $403,650 representing one year of his annual base salary payable in four installments beginning on the fifth day following the end of the revocation period as described in the Separation Agreement and (ii) receive payment of his unused vacation pay for the Company’s fiscal year 2014.

The Separation Agreement confirms the Company’s obligations with respect to Mr. LeBoeuf’s existing equity and cash awards.

Following his departure, Mr. LeBoeuf is prohibited from working for certain competitors of the Company for a period of six months. In addition, Mr. LeBoeuf has agreed to covenants relating to cooperation, non-disparagement, confidentiality, trade secrets and non-solicitation as set forth in the Separation Agreement.  Mr. LeBoeuf will not be eligible to receive future installment payments should he violate these covenants.

Mr. LeBoeuf has also released all claims against the Company that may relate to his employment.

The foregoing summary of the Separation Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Separation Agreement, which will be attached to the Company’s next quarterly report and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ruby Tuesday, Inc.
(Registrant)

By: /s/ Michael O. Moore
Name: Michael O. Moore
Title:   Executive Vice President and
            Chief Financial Officer
Date: November 26, 2013